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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 26, 2012 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2012.

The Company reported net income of $10,000 for the three months ended March 31, 2012, compared to a net loss of $357,000 for the three months ended March 31, 2011. Net income for the six months ended March 31, 2012 was $40,000 compared to a net loss of $230,000 for the six months ended March 31, 2011.

The Company made $0.002 per share for the three months ended March 31, 2012 compared to a loss of $0.06 for the three months ended March 31, 2011. Earnings per share were $0.01 for the six months ended March 31, 2012 compared to a loss of $0.04 for the six months ended March 31, 2011.

“As evidenced by the March 7th announcement of the removal of the Consent Order by the Federal and State Banking Regulators, Magyar has made significant strides over the past several quarters in strengthening the Bank’s capital ratios and addressing credit issues”, stated John Fitzgerald, President and Chief Executive Officer.

“While our earnings for the quarter were not at a level we would like, the hard work of the entire Magyar team which resulted in the removal of the Consent Order has positioned the Bank to take advantage of improving economic conditions. Our net interest margin increased during the quarter despite a very difficult rate environment, and this increased net interest margin, along with the resolution of properties currently under contract that are held as Other Real Estate Owned, will help improve the Company’s earnings in the coming quarters.”

Results from Operations for the Three Months Ended March 31, 2012

Net income increased $367,000 during the three-month period ended March 31, 2012 compared with the three-month period ended March 31, 2011 due to higher non-interest income and lower non-interest expenses between the two periods. Non-interest income increased $233,000, or 102.6%, to $460,000 due to higher gains from the sales of assets. In addition, non-interest expenses decreased $155,000, or 3.8%, to $3.9 million due to lower FDIC deposit insurance premiums and compensation expenses.

Net interest and dividend income was stable at $3.7 million despite contraction in the balance sheet due to higher margins that offset the reduction in earning assets. The net interest margin increased by 5 basis points to 3.19% for the quarter ended March 31, 2012 compared to 3.14% for the quarter ended March 31, 2011. The yield on interest-earning assets fell 25 basis points to 4.48% for the three months ended March 31, 2012 from 4.73% for the three months ended March 31, 2011 primarily due to the lower interest rate environment. The cost of interest-bearing liabilities fell 29 basis points to 1.44% for the three months ended March 31, 2012 from 1.73% for the three months ended March 31, 2011. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $336,000, or 6.0%, to $5.2 million for the three months ended March 31, 2012 from $5.6 million for the three months ended March 31, 2011. The decrease was attributable to a $9.4 million, or 2.0%, decrease in the average balance of interest-earning assets and a 25 basis point decrease in the yield on such assets to 4.48% for the quarter ended March 31, 2012 compared with the prior year period. Interest expense decreased $362,000, or 19.3%, to $1.5 million for the three months ended March 31, 2012 from $1.9 million for the three months ended March 31, 2011. The average balance of interest-bearing liabilities decreased $18.6 million, or 4.2%, between the two periods, while the cost on such liabilities fell 29 basis points to 1.44% for the quarter ended March 31, 2012 compared with the prior year period.

The provision for loan losses was $323,000 for the three months ended March 31, 2012 compared to $478,000 for the three months ended March 31, 2011. The provision for loan losses decreased during the current period compared with the prior year period due to lower levels of loan charge-offs, lower levels of non-performing loans and lower balances of performing construction loans, which require higher provisions. Net charge-offs were $163,000 for the three months ended March 31, 2012 compared to $996,000 for the three months ended March 31, 2011.

The loan charge-offs during the three months ended March 31, 2012 resulted from write-downs of three impaired loans. Two non-performing loans secured by land were written down by $143,000 and one non-performing loan secured by a single family house was written down by $20,000 based on updated appraisals of the real estate collateralizing the loans.

Non-interest income increased $233,000, or 102.6%, to $460,000 during the three months ended March 31, 2012 compared to $227,000 for the three months ended March 31, 2011. The increase was attributable to higher gains on the sales of assets. The Company recorded gains totaling $143,000 from the sale of loans during the three months ended March 31, 2012, which increased $133,000 from the prior year period. Gains on the sale of available-for-sale investment securities increased $29,000 to $64,000 for the three months ended March 31, 2012 from the prior year period. Losses on the sale of other real estate owned decreased $70,000 to a loss of $87,000 for the three months ended March 31, 2011 from a loss of $157,000 for the prior year period. The loss of $87,000 for the current year period resulted from a $77,000 provision for loss against one property, based on an updated appraisal, and a $10,000 loss on the sale of a property previously carried in OREO for $212,000.

During the three months ended March 31, 2012, non-interest expenses decreased $155,000 to $3.9 million from $4.1 million for the three months ended March 31, 2011 primarily due to lower Federal Deposit Insurance Corporation deposit insurance premiums paid, which decreased $176,000, or 49.3%. Compensation and benefit expenses decreased $116,000, or 5.8%, due to lower stock-based compensation and employee medical benefit expense. Partially offsetting the decreases were higher other real estate owned expenses, which increased $60,000, or 53.1%, professional fees, which increased $29,000, or 9.6%, and other expenses, which increased $52,000, or 13.3%.

The Company recorded a tax benefit of $42,000 for the three months ended March 31, 2012, compared to a tax benefit of $244,000 for the three months ended March 31, 2011.

Results from Operations for the Six Months Ended March 31, 2012

Net income increased $270,000 to $40,000 during the six-month period ended March 31, 2012 compared a net loss of $230,000 for the six-month period ended March 31, 2011 due primarily to lower non-interest expenses and provisions for loan loss. Net interest and dividend income was unchanged at $7.4 million while non-interest income increased $13,000 between periods.

The net interest margin increased by 6 basis points to 3.13% for the six months ended March 31, 2012 compared to 3.07% for the six months ended March 31, 2011. The yield on interest-earning assets fell 25 basis points to 4.45% for the six months ended March 31, 2012 from 4.70% for the six months ended March 31, 2011 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 29 basis points to 1.47% for the six months ended March 31, 2012 from 1.76% for the six months ended March 31, 2011. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income increased $19,000, or 0.3%, and was $7.4 million during the six month periods ended March 31, 2012 and 2011.

Interest and dividend income decreased $763,000, or 6.8%, to $10.5 million for the six months ended March 31, 2012 from $11.3 million for the six months ended March 31, 2011. The average balance of interest-earning assets decreased $10.5 million, or 2.2%, while the yield on assets decreased 25 basis points to 4.45% for the six months ended March 31, 2012 compared with the prior year period. Interest expense decreased $782,000, or 20.0%, to $3.1 million for the six months ended March 31, 2012 from $3.9 million for the six months ended March 31, 2011. The average balance of interest-bearing liabilities decreased $20.9 million, or 4.7%, between the two periods while the cost on such liabilities fell 29 basis points to 1.47% for the six months ended March 31, 2012 compared with the prior year period.

The provision for loan losses was $693,000 for the six months ended March 31, 2012 compared to $836,000 for the six months ended March 31, 2011. Net charge-offs were $497,000 for the six months ended March 31, 2012 compared to $1.8 million for the six months ended March 31, 2011.

The loan charge-offs during the six months ended March 31, 2012 resulted primarily from additional write-downs of loans previously deemed impaired. Five non-performing construction loans totaling $5.3 million were written down by $326,000 for the six months based on updated appraisals of the real estate securing the loans, reflecting continued depreciation from one year earlier. Of these five loans, one loan carried for $3.3 million at September 30, 2011 was paid off and two totaling $639,900 at September 30, 2011 were transferred to other real estate owned. In addition, the Company wrote down a $657,000 commercial real estate loan by $70,000 and two residential mortgage loans totaling $538,000 by $101,000 during the six months ended March 31, 2012.

Non-interest income increased $13,000, or 1.3%, to $1.0 million for the six months ended March 31, 2012 compared to $994,000 for the six months ended March 31, 2011. The increase was attributable to higher net gains on the sales of assets, offset by lower service charges. Gains on the sale of available-for-sale investment securities increased $113,000 to $148,000 for the six months ended March 31, 2012 from $35,000 for the six months ended March 31, 2011. The Company recorded a loss of $119,000 for other real estate owned for the six months ended March 31, 2012, which decreased $173,000 from a loss of $292,000 for the six months ended March 31, 2011. Partially offsetting the higher net gains were lower gains from the sales of loans, which decreased $199,000 to $260,000 for the six months ended March 31, 2012 compared with $459,000 for the six months ended March 31, 2011. Service charges decreased $74,000 due to lower loan prepayment penalties received during the six months ended March 31, 2012 compared with the prior year period.

Non-interest expenses decreased $268,000 to $7.7 million during the six months ended March 31, 2012 from $8.0 million for the six months ended March 31, 2011 primarily due to lower Federal Deposit Insurance Corporation deposit insurance premiums paid, which decreased $349,000, or 49.4%. Compensation and benefit expenses decreased $131,000, or 3.4%, due to lower stock-based compensation and employee medical benefit expense. Partially offsetting the decreases were higher other real estate owned expenses, which increased $163,000, or 69.1%, and occupancy expenses, which increased $79,000, or 5.7%. The increase in occupancy expenses was due to the opening of the Bank’s Bridgewater branch office in July 2011.

The Company recorded a tax benefit of $35,000 for the six months ended March 31, 2012, compared to a benefit of $208,000 for the six months ended March 31, 2011.

Balance Sheet Comparison

Total assets decreased $3.7 million to $520.3 million during the six months ended March 31, 2012 from $524.0 million at September 30, 2011. The decrease was attributable to lower cash balances and sales of other real estate owned, partially offset by higher balances of investment securities.

Cash and interest bearing deposits with banks decreased $3.4 million, or 22.6%, to $11.6 million at March 31, 2012 from $15.0 million at September 30, 2011. Investment security purchases and net deposit outflows accounted for the decline.

Total loans receivable decreased $136,000 during the six months ended March 31, 2012 to $384.7 million and were comprised of $162.0 million (42.1%) one-to-four family residential mortgage loans, $137.6 million (35.8%) commercial real estate loans, $27.3 million (7.1%) commercial business loans, $24.5 million (6.4%) construction loans, $21.5 million (5.6%) home equity lines of credit and $11.7 million (3.0%) other loans. Contraction of the portfolio during the six months ended March 31, 2012 occurred primarily in construction loans, which decreased $9.6 million, followed by a decrease of $8.9 million in commercial business loans. Commercial real estate loans increased $16.6 million and residential mortgage loans increased $2.8 million.

Total non-performing loans decreased by $1.6 million to $26.6 million at March 31, 2012 from $28.2 million at September 30, 2011. The ratio of non-performing loans to total loans decreased to 6.9% at March 31, 2012 from 7.3% at September 30, 2011.

Included in the non-performing loan totals were eleven construction loans totaling $11.4 million, ten commercial real estate loans totaling $8.3 million, one commercial business loan totaling $272,000, sixteen residential mortgage loans totaling $6.1 million, and three home equity lines of credit totaling $529,000.

During the six months ended March 31, 2012, the allowance for loan losses increased $196,000 to $4.0 million. The increase in the allowance for loan loss was primarily the result of higher specific reserves, which increased to $619,000 at March 31, 2012 from $316,000 at September 30, 2011, offset by lower provisions for construction loans. Performing construction loan balances decreased $5.4 million, or 29.2%, to $13.2 million during the six months ended March 31, 2012. The allowance for loan losses as a percentage of non-performing loans increased to 15.1% at March 31, 2012 compared with 13.5% at September 30, 2011. At March 31, 2012, the Company’s allowance for loan losses as a percentage of total loans was 1.04% compared with 0.99% at September 30, 2011. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Investment securities increased $2.2 million to $72.5 million at March 31, 2012 from $70.3 million at September 30, 2011. The Company purchased $18.2 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $10.4 million and sold securities totaling $5.6 million during the six months ended March 31, 2012.

Other real estate owned decreased $1.9 million to $14.7 million at March 31, 2012 from $16.6 million at September 30, 2011. During the six months ended March 31, 2012, the Bank sold three properties totaling $3.4 million for a loss of $42,000 and added five properties totaling $1.4 million resulting from foreclosure of collateral securing non-performing loans. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

During the quarter ended March 31, 2012, the Company sold one property from its other real estate owned portfolio totaling $212,000 for a loss of $11,000. In addition, the Company has entered into contracts to sell $4.0 million of the properties held as other real estate owned. No additional losses are expected.

Total deposits decreased $2.4 million, or 0.6%, to $422.5 million during the six months ended March 31, 2012. The decrease in deposits occurred in certificates of deposit (including individual retirement accounts), which decreased $7.8 million, or 4.4%, to $167.8 million and savings accounts, which decreased $2.9 million, or 4.8% to $57.6 million. Offsetting the decrease were increases in interest-bearing checking accounts, which increased $7.2 million, or 23.1%, to $38.1 million and in non-interest checking accounts, which increased $1.5 million, or 2.9%, to $52.7 million. The Company’s ability to replace higher-rate certificates of deposit with checking account balances assisted in the increase of its net interest margin.

Included with the total deposits at March 31, 2012 were $483,000 in Certificate of Deposit Account Registry Service (CDARS) reciprocal certificates of deposit and $8.1 million in brokered certificates of deposit. At September 30, 2011 the Registry Service (CDARS) reciprocal certificates of deposit were $1.8 million and brokered certificates of deposit were $10.0 million.

During the six months ended March 31, 2012, the Company repurchased 10,700 shares at an average price of $2.94. Through March 31, 2012, the Company had repurchased 77,670 shares at an average price of $8.51 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,806,624.

The Company’s book value per share increased to $7.69 at March 31, 2012 from $7.67 at September 30, 2011. The increase was due to the Company’s results of operations for the six months ended March 31, 2012.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates five branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Unaudited)
Income Statement Data:
Interest and dividend income	$5,243	$5,579	$10,514	$11,277
Interest expense	1,513	1,875	3,119	3,901
Net interest and dividend income	3,730	3,704	7,395	7,376
Provision for loan losses	323	478	693	836
Net interest and dividend income after
provision for loan losses	3,407	3,226	6,702	6,540
Non-interest income	460	227	1,007	994
Non-interest expense	3,899	4,054	7,704	7,972
Income before income tax benefit	(32)	(601)	5	(438)
Income tax benefit	(42)	(244)	(35)	(208)
Net income (loss)	$10	$(357)	$40	$(230)

Per Share Data:
Basic earnings (loss) per share	$0.00	$(0.06)	$0.01	$(0.04)
Diluted earnings (loss) per share	$0.00	$(0.06)	$0.01	$(0.04)
Book value per share, at period end	$7.69	$7.57	$7.69	$7.57

Selected Ratios (annualized):
Return on average assets	0.01%	-0.27%	0.02%	-0.09%
Return on average equity	0.09%	-3.32%	0.18%	-1.05%
Net interest margin	3.19%	3.14%	3.13%	3.07%

	March 31,	September 30,
	2012	2011
Balance Sheet Data:
Assets	$520,305	$524,037
Loans receivable	384,867	385,066
Allowance for loan losses	4,008	3,812
Investment securities - available for sale, at fair value	26,963	25,312
Investment securities - held to maturity, at cost	45,499	45,000
Deposits	422,523	424,943
Borrowings	47,688	49,916
Shareholders' Equity	44,660	44,509

Asset Quality Data:
Non-performing loans	$26,606	$28,160
Other real estate owned	14,701	16,595
Total non-performing assets	41,307	44,755
Allowance for loan losses to non-performing loans	15.06%	13.54%
Allowance for loan losses to total loans receivable	1.04%	0.99%
Non-performing loans to total loans receivable	6.91%	7.31%
Non-performing assets to total assets	7.94%	8.54%
Non-performing assets to total equity	92.49%	100.55%